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BODDIE-NOELL PROPERTIES, INC.
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EXHIBIT 11:  COMPUTATION OF PER SHARE EARNINGS
NINE MONTHS ENDED SEPTEMBER 30, 1995

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                                                              PRICE     # SHARES          TOTAL AMT.

Common shares outstanding:
      January 1 - March 30                                                2,990,990
      March 31 - April 27                                                 2,994,702
      April 28 - July 30                                                  3,005,240
      July 31 - September 30                                              3,016,740
                                                                      ==============
      Weighted average                                                    3,002,125
                                                                      ==============
Common stock equivalents:
      Options granted October 17, 1994                      $    13.75      160,000

                                                                      ==============
Other potentially dilutive securities:                                    none
                                                                      ==============

Assumed exercise of options @ January 1                         13.75       160,000         $2,200,000
Assumed purchase of treasury stock w/proceeds
      Average price of stock (per AMEX reports)
               January                                          12.76
               February                                         12.95
               March                                            13.43
               April                                            13.01
               May                                              12.74
               June                                             12.34
               July                                             12.70
               August                                           13.00
               September                                        12.60
                  Overall average                           $   12.84     (171,384)        (2,200,000)
                                                                      --------------   ================
Assumed increase (decrease) in # shares/equity $                           (11,384)    $             -
                                                                                       ================
Weighted average # shares outstanding                                     3,002,125
                                                                      --------------
Assumed # shares for calculation of
      earnings per common and common equivalent share                     2,990,741
                                                                      ==============

Net income, nine months ended September 30, 1995                                            $1,381,371
                                                                                       ================
Earnings per share, weighted average common shares outstanding                              $   0.4601
Earnings per common and common equivalent share                                                 0.4619
                                                                                       ================
      Dilution percentage                                                    -0.38% *
                                                                      ==============

* Reduction of less than 3% in the aggregate is not considered dilution; financial statement presentation of fully diluted earnings per share is not required. Primary earnings per share is presented based on weighted average number of common shares outstanding.

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